SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    Form 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported): May 1, 2002

                         Wayne Savings Bancshares, Inc.
           -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       United States                     0-23433                  31-1557791
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(State or other jurisdiction       (Commission File No.)      (I.R.S. Employer
      of incorporation)                                      Identification No.)




Registrant's telephone number, including area code:  (330) 264-5767



                                 Not Applicable
           -----------------------------------------------------------
          (Former name or former address, if changed since last report)




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Item 5.        Other Events.
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     On May 1, 2002,  Wayne  Savings  Bankshares,  MHC (the  "MHC"),  the mutual holding company of Wayne Savings Bancshares, Inc. (the "Registrant"), filed with the Office of Thrift Supervision ("OTS") its second amendment to Form AC in connection with its conversion to a capital stock corporation. The MHC is a federally chartered mutual holding company that owns approximately 52.6 % of the outstanding shares of common stock of the Registrant, which in turn owns 100% of the issued and outstanding shares of capital stock of Wayne Savings Community Bank, an Ohio savings and loan association (the "Bank"). As part of the conversion transaction, a new Delaware corporation, also named Wayne Savings Bancshares, Inc. (the "Company"), will be formed as the holding company for the Bank.

     The second amendment included an updated independent valuation, dated as of April 19, 2002, of the estimated pro forma market value of the Company. This updated valuation ranged from a low of $33.1 million to a high of $44.8 million, with a mid-point of $39.0 million. This represents an increase of approximately 14% in the Registrant's appraised value since the November 30, 2001 appraisal contained in the MHC's first amendment. Based on this updated valuation, shares held by the public stockholders of the Registrant will be exchanged for shares of the Company at an exchange ratio estimated to be between 1.2901 and 1.7454, with a mid-point of 1.5177. Both the pro forma market value of the Company and the exchange ratio are subject to a 15% increase based on market conditions and other factors.

     In connection with the conversion, the Company will conduct an offering of an estimated 1,742,500 shares (at the minimum) to 2,357,500 shares (at the maximum), with the mid-point of 2,050,000 shares. The offering, too, is subject to a 15% increase.

     In connection with its review of the MHC's conversion application, the OTS requested, and the Registrant agreed, to expense certain operating costs in its financial statements that were previously paid by, reimbursed or allocated to the MHC. The inclusion of these intercompany operating costs in the Registrant's consolidated statements of earnings would result in an after-tax reduction in previously reported net earnings for the nine months ended December 31, 2001 and 2000 and the fiscal years ended March 31, 2001, 2000 and 1999, of $23,000, $99,000, $99,000, $148,000 (including $122,000 in previously allocated organization costs) and $11,000, respectively. The $281,000 cumulative downward effect of these intercompany adjustments on stockholders' equity at December 31, 2001 would be substantially offset by the reversal of $258,000 in dividends previously paid by the Registrant to the MHC. The reversal of the dividend payment was also requested by the OTS. The MHC and the Registrant will be merged coincident with the conversion and, therefore, these intercompany adjustments will have no effect on the Company's pro forma stockholders' equity.

     Additionally, the OTS requested and the Company agreed to reduce the estimated lives assigned to its office premises. The effect of this adjustment would result in a $22,000, $22,000 and $30,000 reduction in previously reported net earnings for the nine months ended December 31, 2001 and 2000, and the fiscal year ended March 31, 2001, respectively.

     The combined effect of the two expense adjustments described above would result in a $0.02, $0.03, $0.05, and $0.06 reduction in the Registrant's diluted earnings per share for the nine months ended December 31, 2001 and 2000, and the fiscal years ended March 31, 2001 and 2000, respectively. There would be no effect of such adjustments on diluted earnings per share for the fiscal year ended March 31, 1999. The cumulative effect of these adjustments would result in a $74,000 and $30,000 reduction in stockholders' equity at December 31, 2001 and March 31, 2001, respectively, from the amounts previously reported in the Registrant's Form 10-QSB and Form 10-KSB filed for the periods ended on those respective dates.

     The foregoing adjustments were included in the MHC's second amendment and are currently under review by the OTS staff. Upon completion of the OTS review of these adjustments, the Registrant intends to restate its consolidated financials statements contained in reports previously filed pursuant to the Securities Exchange Act of 1934 by amending such reports.

     The conversion and the associated offering are subject to receipt of regulatory approvals and approval of the conversion plan by members of the MHC and public stockholders. The independent valuation and the corresponding exchange ratio, both of which are subject to further update, could change significantly as a result of regulatory review or as a result of market conditions and other factors. The MHC anticipates clearance from the OTS to commence the offering in June 2002.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                            WAYNE SAVINGS BANCSHARES, INC.


DATE:  May 6, 2002                          By:   /s/ Charles F. Finn
                                                  ------------------------------
                                                  Charles F. Finn
                                                  President and Chief Executive
                                                  Officer






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